INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in the Registration Statement No. 333-48456 of Met Investors Series Trust on Form N-1A of our report dated February 2, 2001, appearing in the annual report to shareholders of Cova Series Trust for the year ended December 31, 2000, and of our report dated September 1, 2000, appearing in the annual report to shareholders of Security First Trust for the year ended July 31, 2000, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Experts" in the Statement of Additional Information, both of which are part of such Registration Statement.



DELOITTE & TOUCHE LLP
Boston, Massachusetts
April 26, 2001